Exhibit 3.1 - Certificate of Incorporation

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SIGA RESOURCES, INC., did on January 18, 2007, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

                        IN WITNESS WHEREOF, I have hereunto set my
                        hand and affixed the Great Seal of State, at my office
                        on January 19, 2007.

(Seal of State of Nevada)                           ROSS MILLER

                Ross Miller
                Secretary of State

                        By

                Certification Clerk